Exhibit 99.1

Blucora Completes Acquisition of HD Vest

BELLEVUE, WA – December 31, 2015 – Blucora, Inc. (NASDAQ:BCOR) today announced that it has completed its acquisition of HD Vest Financial Services® (“HD Vest”) in a transaction valued at $580 million. HD Vest, a holding company for the group of companies providing financial services under the HD Vest name, is the largest U.S. independent broker-dealer providing wealth management solutions specifically tailored to tax-professionals nationwide. The HD Vest platform currently supports more than 4,600 registered financial representatives managing more than $37 billion in assets1.

“We are pleased to complete the acquisition of HD Vest,” said William J. Ruckelshaus, President and Chief Executive Officer of Blucora. “The transaction brings together HD Vest and TaxAct, the U.S. leader in DDIY tax preparation, and represents a substantial expanded addressable market for both companies. As we integrate, TaxAct’s 5.5 million tax filers and 19,500 professional tax preparers will gain seamless access to HD Vest’s comprehensive financial advice and technology-enabled advisory solutions. I am excited to welcome HD Vest employees to the Blucora team and look forward to our future together.”

The acquisition is expected to be immediately accretive to Blucora earnings per share, and generate synergies with a $5 million impact to EBITDA by 2017. On a pro forma basis, TaxAct and HD Vest are expected to generate 2015 revenue of $436.8 million and adjusted EBITDA of $86.5 million.

Blucora funded the acquisition through a combination of cash on hand and a credit facility of $425 million. HD Vest is now a wholly-owned subsidiary of Blucora and will continue operations in Irving, Texas as a standalone business unit.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is a leading provider of financial management technology and services to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. With a mission to empower people to navigate the complexities of tax and finance with ease and accuracy at a fair price, TaxAct is one of the top three visited online tax preparation destinations. HD Vest is the holding company for the group of companies providing financial services under the HD Vest name. Securities offered through HD Vest Investment ServicesSM, Member SIPC, Advisory services offered through HD Vest Advisory ServicesSM. The HD Vest platform includes the largest U.S. tax-professional-oriented independent broker-dealer providing wealth management solutions to financial advisors nationwide. Supporting more than 4,600 registered financial representatives, As of November 30, 2015, HD Vest had more than $37 billion in assets under administration for individuals, families and small businesses in all 50 states. For more information on Blucora or its businesses, please visit www.blucora.com.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations due to various risks and uncertainties, including, but not limited to: the success of the company’s efforts to divest is Infospace and Monoprice businesses; the success of future acquisitions; the successful execution of the

Company’s strategic initiatives, operating plans, and marketing strategies; general economic, industry, and market sector conditions; the timing and extent of market acceptance of developed products and services; and the condition of our cash investments. A more detailed description of factors that could affect actual results is included in Blucora, Inc.’s most recent Quarterly Report on Form 10-Q and subsequent reports filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Blucora, Inc. undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

1 As of November 30, 2015

Blucora, Inc.

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com

Source: Blucora, Inc.